EXHIBIT
Press release dated September 24, 2007

GEOGLOBAL ANNOUNCES SUCCESSFUL TEST AND
PROVIDES EXPLORATION DRILLING UPDATE

Calgary, Alberta, Canada, September 24, 2007 – GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that the Gujarat State Petroleum Corporation (“GSPC”), the operator of the exploration block KG-OSN-2001/3 (“KG Offshore Block”), has successfully tested drill stem test–1 (“DST-1”) in the KG#28 well.  The Company also provided an update on other exploration wells in which it has an interest.

KG Offshore Block

GSPC has completed DST-1 which involved 49.5 meters of perforations across the interval depth from 5,037.5 to 5,112 meters measured depth (“MD”). During clean-up flow, the following stabilized gas/condensate rates were measured through various choke sizes at the following flowing wellhead pressures (“FWHP”):

•	16/64 inch choke – 6.7 MMSCFD Gas plus 12 BBLS/D Condensate at 4,550 psi FWHP
•	20/64 inch choke – 8.5 MMSCFD Gas plus 16 BBLS/D Condensate at 4,000 psi FWHP
•	32/64 inch choke – 10.6 MMSCFD Gas plus 22 BBLS/D Condensate at 1,950 psi FWHP

“The objective of testing this interval was to confirm the lowest limit of producible hydrocarbon in the same fault block as was successfully tested in DST-3 in the KG#15 well,” said Jean P. Roy, President & CEO.  “As a result of this initial success, I believe DST-1 in the KG#28 well confirms the extension of the Deen Dayal discovery in an easterly direction from the KG#8 platform.”

Zone isolation operations are currently in progress in the KG#28 well before moving up-hole to test two additional prospective zones.

Drilling of the KG#28 well commenced on February 6, 2007, using the Saipem Perro Negro 3 Rig from the KG#8 platform.  The KG#28 was drilled directionally deviating approximately 1,640 meters east of the KG#8 platform to a total depth of 5,258 meters MD (4,879 meters total vertical depth or “TVD”).

On September 24, 2007, GSPC informed the Government of India (“GOI”) that the discovery of hydrocarbons in the KG#16 well is of potential commercial interest and merits further appraisal, however, for technical reasons, the KG#16 well has been presently abandoned with the possibility of attempting to reenter the well at a later date.  The KG#16 well was situated in shallow waters of approximately 109 meters in depth and approximately 5 kilometers east of the KG#8 platform.  The KG#16 well was drilled vertically to a total measured depth of 5,372 meters and the testing program was completed on August 1, 2007.  DST-1 and DST-1A involved 45 meters and 33.5 meters of perforations across the interval depth from 4,951 – 5,046 and 4,800 – 4,833.5 meters MD respectively.  Both zones were tight and did not flow hydrocarbons to surface.  DST-2 was chosen from encouraging independent log analyses over the interval depth of 4,642 to 4,754 meters MD but was abandoned without perforating due to operational problems.  DST-3 involved 75 meters of perforations over the interval depth of 4,483 to 4,590 meters MD at a stabilized flow rate of 2.21 million standard cubic feet per day (“MMSCFD”) of gas and 15 barrels per day (“BBLS/D”) of condensate at a FWHP of 880 psi through a 24/64 inch choke.  DST-4 involved 133 meters of perforations over the interval depth of 4,302 to 4,435 meters measured depth at a stabilized flow rate of 2.52 MMSCFD of gas and 106 BBLS/D of condensate at a FWHP of 1,880 psi through a 16/64 choke.

GSPC has moved the Atwood Beacon Rig which was used to drill the KG#16 well to a new exploratory well location being the KG#31 well.  The KG#31 well is situated in shallow waters of approximately 62.5 meters in depth and approximately 3 kilometers north of the KG#8 platform.  The KG#31 well was spud on September 18, 2007 and is intended to be drilled directionally 900 meters west of the present surface location to an approximate TVD of 4,000 meters targeting the Upper Cretaceous discovery tested in DST-4 of the KG#17 well.

On August 13, 2007, GSPC abandoned the KG#30 well as the testing results did not reveal sufficient hydrocarbons at this location.  The KG#30 well commenced drilling on May 8, 2007 with the Deep Driller 1 Rig and was drilled vertically to a TVD of 3,951 meters.  The KG#30 well was situated approximately 15.5 kilometers northeast of the KG#11 well and was the first exploratory well to test the deepest part of the northern graben in the KG Offshore Block.

GSPC has moved the Deep Driller 1 Rig to a location approximately 7.5 kilometers northeast of the KG#8 platform in shallow waters of approximately 91 meters in depth, where, on August 27, 2007, GSPC commenced the drilling of the KG#22 well from this location.  The KG#22 well is the second well to be drilled by the Deep Driller 1 Rig and is intended to be drilled directionally to a TVD of approximately 5,078 meters (approximately 5,974 meters MD) deviating approximately 2,900 meters southeast of the KG#22 well surface location.  To date the KG#22 well has been drilled to a depth of approximately 2,804 meters MD.

As previously announced the Essar Wildcat Rig has arrived at the KG Offshore Block and is currently undergoing upgrading and maintenance.  The Essar Wildcat is a self propelled semi-submersible drilling rig suitable for deployment in water depths of 400 meters and has a drilling capacity of 7,600 meters.  GSPC intends to commence the drilling of the KG#19 well before the end of October, 2007.  The KG#19 well location is intended to be situated in deeper waters of approximately 150 meters and is intended to be drilled vertically to an approximate TVD of 5,000 meters to test the most prospective zones below the Lower Cretaceous unconformity 11 kilometers northeast of the KG#8 platform.

Tarapur Block

GSPC, the operator of the Exploration Block CB-ON/2 (“Tarapur Block”) commenced drilling the Tarapur 6 appraisal well on April 28, 2007 to delineate the extent of the Tarapur G discovery before the submission of a further two-well appraisal program to the GOI under the terms of the PSC.  The Tarapur 6 well was drilled to a TVD of 1,795 meters.  After a hydraulic fracture stimulation, the Tarapur 6 flowed oil at a rate of 600 barrels of oil per day.

On May 25, 2007 GSPC commenced drilling the second appraisal well, the Tarapur 4 well, with the DALMA MR#1 Rig.  The Tarapur 4 was drilled to a total vertical depth of 1,901 meters and was logged and cased and is currently awaiting a workover rig for testing.

GSPC is currently drilling two exploration wells, the TS-1 with the DALMA MR#1 Rig and the TS-7 with the DR#1 Rig in the southern portion of the Tarapur Block.  The TS-1 and TS-7 exploration wells are currently drilling at an approximate depth of 2,815 and 2,100 meters TVD.

Two previous wells, the TS-4 and TS-5 were drilled to a TVD of 2,844 and 3,007 meters, respectively.  The TS-4 and TS-5 wells have been suspended and are currently awaiting a higher capacity drilling rig to deepen each of the wells an approximate 500 meters.  GSPC then intends to utilize a workover rig to test zones currently identified, along with any potential zones encountered in the deepening of the TS-4 and TS-5 wells.

Sanand/Miroli Block

GSPC, as operator of the Exploration Block CB-ONN-2002/3 (“Sanand/Miroli Block”) is currently drilling two exploration wells from the same drilling pad.  The JOHN 1500 HP Rig spud the SE-2 well on July 29, 2007, and the DALMA MR#4 Rig spud the SE-3 well on August 15, 2007.  These exploration wells are currently drilling directionally at an approximate depth of 2,047 and 1,769 meters TVD, respectively.  The SE-4 well had been previously drilled by the DALMA MR#4 Rig from the same drilling pad to a TVD of 2,340 meters and, upon completion of the drilling of the SE-2 well, GSPC intends to utilize a workover rig to test both the SE-2 and SE-4 wells.

The M1 well was also previously drilled using the DALMA MR#4 Rig, to a TVD of 2,300 meters.  The well was subsequently re-entered and deepened to a TVD of 2,463 meters.  Four zones were tested, all of which were oil bearing intervals.  The uppermost interval was hydraulically fractured and flowed oil at 106 BBLS/D.  The remaining three oil bearing intervals in the M1 well are planned to be stimulated using hydraulic fracture stimulation with a workover rig.  The M4 well was drilled to a TVD of 2,226 meters, and both the M4 and M1 wells are currently awaiting a workover rig for testing.

Mehsana Block

Jubilant Energy, as operator of the Exploration Block CB-ONN-2002/2 (“Mehsana Block”) is currently drilling the CB-3A exploration well.  The CB-3A well commenced drilling on July 31, 2007 with the WAFA STAR RIG 1 and is currently drilling at an approximate depth of 2,355 meters TVD.

About GeoGlobal

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, the Cambay, the Deccan Syneclise and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to

•
the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,

•	the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,

•
the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,

•	the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,

•	the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,

•	The ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and

•
the availability of funds in the amounts required and at the times required to fulfill the Company’s participating interest obligations in pursuing these exploration  activities and the Company’s  ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking.  Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties.  The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest.

The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments.  The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract.  This failure to timely complete the minimum work commitment may be deemed to constitute such a breach.  The termination of a PSCby the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries".  The Company’s PSCs for the KG Offshore Block and the Sanand/Miroli Block, where phase one minimum work commitments werenot timely fulfilled, have not been determined to encompass commercial discoveries.  In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase.  Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	equicom
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Email: skelly@equicomgroup.com Fax: +1 416 815-0080